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       FIRST PLACE
[LOGO] FINANCIAL
       CORPORATION


                                 NEWS RELEASE


Date: July 23, 1999

Contact: James D. Rose, President

Telephone: (505) 324-9542

                     FIRST PLACE FINANCIAL CORPORATION
                   REPORTS SECOND QUARTER 1999 NET INCOME

FARMINGTON, NEW MEXICO--Richard I. Ledbetter, chairman of the board and chief executive officer of First Place Financial Corporation (FPFC), today reported net income of $2.4 million for the second quarter of 1999, an increase of $138,000 compared to the $2.3 million reported for the second quarter of 1998. Basic earnings per share were $1.10 for the second quarter of 1999 compared to $1.05 for the second quarter of 1998. Year to date 1999 net income was $5.4 million, an increase of $1.5 million, or 37.4%, compared to the $3.9 million reported for the same six months of 1998. Basic earnings per share were $2.50 for the six months of 1999 compared to $1.83 for the same period in 1998.

Jim Rose, president and chief operating officer of FPFC, reported that the year to date increase in net income from 1998 to 1999 was primarily due to the decrease of $1,624,000 in the provision for loan losses. An $800,000 reverse provision for loan losses was recorded during the first quarter of 1999 at the lead bank, First National Bank of Farmington (FNBF). The reverse provision was mainly due to a reduction in adversely classified commercial and commercial real estate loans. FPFC's provision for loan losses for the second quarter of 1999 was $120,000, a decrease of $450,000 from the same period last year.

In addition to the reduction in the provision for loan loss expense, FPFC recorded increases in net interest income and other income in 1999 compared to the six month and second quarter periods a year ago. These positive income factors were offset somewhat by increases in other operating expenses and the effective tax rates for the second quarter and the first six months of 1999 compared to the same periods in 1998.

FPFC ended the quarter with $875 million in total assets, a year to date decrease of $61 million from June 30, 1998 total assets of $936 million and a decrease of $27 million compared to the $902 million of total assets reported at December 31, 1998. Total loans at June 30, 1999 were $433 million, a decrease of 5.2% from the $457 million reported at June 30, 1998. Loans at June 30, 1999 increased $3 million from the $430 million reported at December 31, 1998. Total stockholders' equity at June 30, 1999 was $77 million, an increase of $2 million during the last twelve months.

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The board of directors of FPFC recently declared a quarterly dividend of $.37 per share payable August 2, 1999 to shareholders of record as of July 21, 1999.

FPFC, the largest bank holding company headquartered in New Mexico, owns First National Bank of Farmington, Western Bank, Gallup, Burns National Bank
of Durango, Colorado and Capital Bank, Albuquerque.   FPFC stock is quoted on
the NASDAQ bulletin board under the symbol FPLF.